Exhibit 10(b)

TENET

EXECUTIVE SEVERANCE PLAN

TABLE OF CONTENTS

TENET EXECUTIVE SEVERANCE PLAN

ARTICLE I PREAMBLE AND PURPOSE		1
1.1	Preamble	1
1.2	Purpose	1

ARTICLE II DEFINITIONS AND CONSTRUCTION		3
2.1	Definitions	3
2.2	Construction	11
2.3	409A Compliance	11

ARTICLE III SEVERANCE BENEFITS		12
3.1	Severance Benefits not related to a Change of Control	12
3.2	Severance Benefits on and after a Change of Control	14
3.3	Termination Distributions to Key Employees	17
3.4	Distributions on Account of Death of the Covered Executive During the Severance Period	17
3.5	Section 409A Gross-Up Payment	18
3.6	Alternate Plan Terms	18
3.7	Conditions to Payment of Severance Benefits	18

ARTICLE IV ADMINISTRATION		21
4.1	The PAC	21
4.2	Powers of PAC	21
4.3	Appointment of Plan Administrator	21
4.4	Duties of Plan Administrator	21
4.5	Indemnification of PAC and Plan Administrator	23
4.6	Claims for Benefits	23
4.7	Arbitration	24
4.8	Receipt and Release of Necessary Information	25
4.9	Overpayment and Underpayment of Benefits	25

ARTICLE V OTHER BENEFIT PLANS OF THE COMPANY		26
5.1	Other Plans	26

ARTICLE VI AMENDMENT AND TERMINATION OF THE ESP		27
6.1	Continuation	27
6.2	Amendment of ESP	27
6.3	Termination of ESP	27
6.4	Termination of Affiliate’s Participation	27

ARTICLE VII MISCELLANEOUS		29
7.1	No Reduction of Employer Rights	29
7.2	Successor to the Company	29
7.3	Provisions Binding	29

i

TENET EXECUTIVE SEVERANCE PLAN

ARTICLE I
PREAMBLE AND PURPOSE

1.1                               Preamble. In January 2003, Tenet Healthcare Corporation (the “Company”) adopted the Tenet Executive Severance Protection Plan (the “TESPP”) to provide Covered Executives of the Company and its affiliates with certain cash severance payments and/or other benefits in the event of a termination of the executive’s employment as a result of a “qualifying termination,” as defined in the TESPP, or under certain other circumstances following a “change of control,” as defined in the TESPP. By this instrument the Company desires to amend and restate the TESPP to:

(a)                                  expand the classification of employees eligible to participate in such plan;

(b)                                 modify (and in the case of a change of control expand) the severance payments and other benefits payable under such plan on account of a qualifying termination;

(c)                                  amend, restate and replace the associated individual TESPP agreements, the change of control agreements, and the severance provisions of any employment agreements that cover eligible executives with a severance plan agreement, a copy of which is attached hereto as Appendix B,

(d)                                 revise the definition of change of control,

(e)                                  modify the administration and claims review procedures under the plan,

(f)                                    comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and

(g)                                 change the name of the plan to the “Tenet Executive Severance Plan (the “ESP”).

The Company intends that the ESP and Tenet Executive Severance Plan Agreement attached hereto as Appendix B serve as an amendment and restatement of the TESPP, the associated individual TESPP agreements, the change of control agreements and the severance provisions of any employment agreement that covers an eligible executive, as applicable, to comply with the requirements of section 409A of the Code, effective as of January 1, 2005, or, in the case of an individual TESPP agreement, change of control agreement or employment agreement, the effective date of such agreement, if later.

The Company may adopt one or more trusts to serve as a possible source of funds for the payment of benefits under the ESP.

1.2                               Purpose. Through the ESP, the Company intends to permit the deferral of compensation and to provide additional benefits to a select group of management or highly compensated employees of the Company and its affiliates. Accordingly, it is intended that the ESP will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. It also is intended that the ESP will qualify as a pension plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as

amended (“ERISA”) that is  exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1                               Definitions. When a word or phrase appears in this ESP with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)                                  “Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

(b)                                 “AIP” means the Company’s Annual Incentive Plan, as the same may be amended, restated, modified, renewed or replaced from time to time.

(c)                                  “Base Salary” means the Covered Executive’s annual gross rate of pay including amounts reduced from the Employee’s compensation and contributed on the Employee’s behalf as deferrals under any qualified or non-qualified employee benefit plans sponsored by the Employer in effect immediately prior to a Qualifying Termination. Base Salary excludes bonuses, hardship withdrawal allowances, Annual Incentive Plan Awards, automobile allowances, housing allowances, relocation payments, deemed income, income payable under the SIP or other stock incentive plans, Christmas gifts, insurance premiums and other imputed income, pensions, and retirement benefits.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Bonus” means the amount payable to a Covered Executive, if any, under the AIP.

(f)                                    “Cause” means a Covered Executive’s:

(i)                                     dishonesty,

(ii)                                  fraud,

(iii)                               willful misconduct,

(iv)                              breach of fiduciary duty,

(v)                                 conflict of interest,

(vi)                              commission of a felony,

(vii)                           material failure or refusal to perform his job duties in accordance with Company policies,

(viii)                        a material violation of Company policy that causes harm to the Company or an Affiliate, or

(ix)                                other wrongful conduct of a similar nature and degree.

A failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Covered Executive has devoted his best efforts and attention to the achievement of those objectives.

A Covered Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to the Covered Executive written notice that the Covered Executive has engaged in conduct constituting Cause. The determination of Cause will be made by the Compensation Committee with respect to any Covered Executive who is employed as the Chief Executive Officer of Tenet (“CEO”), by the CEO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Covered Executive who is employed as the Chief Operating Officer of the Company (the “COO”), the Chief Financial Officer of the Company (the “CFO”), the General Counsel of the Company (“GC”), an Executive Vice President (“EVP”) of the Company, a Senior Vice President or the equivalent thereof of the Company (collectively “SVP”) or a Vice President of the Company (“VP”) and by the COO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Covered Executive who is employed as a Hospital Chief Executive Officer (“Hospital CEO”). A Covered Executive who receives written notice that he has engaged in conduct constituting Cause, will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Covered Executive and the Compensation Committee, CEO or COO, as applicable) for the purpose of considering whether Cause exists. If it is determined either at or following such hearing that Cause exists, the Covered Executive will be notified in writing of such determination within five (5) business days. If the Covered Executive disagrees with such determination, the Covered Executive may file a claim contesting such determination pursuant to Article IV within thirty (30) days after his receipt of such written determination finding that Cause exists.

(g)           “Change of Control” means the occurrence of one of the following:

(i)                                     A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 2.1(g)(ii) below). Further, an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 2.1(g)(i), the following acquisitions of Company stock will not constitute a Change of Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (B) any acquisition  directly from the Company or (C) any acquisition by the Company. This Section 2.1(g)(i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii)                                  A “change in the effective control of the Company” which will occur on the date that either:

(A)                              any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty five percent (35%) or more of the total voting power of the stock of the Company (not considering stock owned by such person or group prior to such twelve (12) month period)(i.e., such person or group must acquire within a twelve (12) month period stock possessing thirty-five percent (35%) of the total voting power of the stock of the Company) except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (2) any acquisition directly from the Company or (3) any acquisition by the Company; or
(B)                                a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 2.1(g)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 2.1(g)(i) above.

(iii)                               A “change in the ownership of a substantial portion of the Company’s assets” which will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to section 409A of the Code, will not constitute a Change in Control.

(ii)                                  A liquidation or dissolution of the Company that is approved by a majority of the Company’s stockholders.

For purposes of this Section 2.1(g), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.

(h)                                 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)                                     “Company” means Tenet Healthcare Corporation.

(k)                                  “Compensation Committee” means the Compensation Committee of the Board, which has the authority to amend and terminate the ESP as provided in Article VI.

(l)                                     “Covered Executive” means:

(i)                                     the Chief Executive Officer (“CEO”) of the Company,

(ii)                                  the Chief Operating Officer (“COO”) of the Company,

(iii)                               the Chief Financial Officer (“CFO”) of the Company,

(iv)                              the General Counsel (“GC”) of the Company,

(v)                                 an Executive Vice President (“EVP”) of the Company,

(vi)                              a Senior Vice President or the equivalent thereof (collectively “SVP”) of the Company,

(vii)                           a Vice President (“VP”) of the Company, or

(viii)                        a Hospital Chief Executive Officer (“Hospital CEO”).

The term Covered Executive will also include any Employee who is designated as a Covered Executive by the Compensation Committee with any such designation being reflected in an Appendix A attached hereto. Such Appendix A may be modified by the Compensation Committee from time to time without the need for a formal amendment to the ESP, in which case an updated Appendix A will be attached hereto. To the extent permitted by applicable law, an individual will cease to be a Covered Executive as of the date he attains age sixty-five (65).

(m)                               “DCP” means the Tenet 2001 Deferred Compensation Plan, the Tenet 2006 Deferred Compensation Plan and any other deferred compensation plan maintained by the Employer that covers Covered Executives.

(n)                                 “Effective Date” means May 11, 2006, except that those provisions of the ESP and the associated ESP Agreement required by section 409A of the Code (e.g., the six (6) month delay specified in Section 3.3) will be effective as of January 1, 2005.

(o)                                 “Employee” means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee. The term “Employee” does not include a consultant, independent contractor or leased employee even if such consultant, leased employee or independent contractor is subsequently determined by the Employer, the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction to be a common law employee of the Employer. Further, the term “Employee” does not include a person who is receiving severance pay from the Employer.

(p)                                 “Employer” means the Company and each Affiliate that has adopted the ESP as a participating employer. Unless provided otherwise by the Compensation Committee or the Board, all Affiliates will be participating employers in the ESP. Each such Affiliate may evidence its adoption of the ESP either by a formal action of its governing body or taking administrative actions with respect to the ESP on behalf of its Covered Executives (e.g., communicating the terms of the ESP, etc.). An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate.

(q)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(r)                                    “ESP” means the Tenet Executive Severance Plan as set forth herein and as the same may be amended from time to time. Prior to the Effective Date, the ESP was known as the TESPP.

(s)                                  “ESP Agreement” means the written agreement between a Covered Executive and the Plan Administrator, on behalf of the Employer substantially in the form attached hereto in Appendix B. This form ESP Agreement may differ with respect to a Covered Executive who was covered by the TESPP prior to the Effective Date or as determined by the Compensation Committee in its sole and absolute discretion as provided in Section 3.6. Each ESP Agreement will form a part of the ESP with respect to the affected Covered Executive.

(t)                                    “Equity Plan” means any equity plan, agreement or arrangement maintained or sponsored by the Employer other than the SIP (e.g., the 1999 broad-based stock option plan and the 1995 stock incentive plan).

(u)                                 “Five Percent Owner” means any person who owns (or is considered as owning within the meaning of section 318 of the Code) more than five percent (5%) of the outstanding stock of the Company or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.

(v)                                 “401(k) Plan” means the Tenet Healthcare Corporation 401(k) Retirement Savings Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by the Employer.

(w)                               “Good Reason” means:

(i)                                     a material reduction in the Covered Executive’s job duties;

(ii)                                  not related to a Change of Control, a reduction of ten percent (10%) or more in the Covered Executive’s combined Base Salary and Target Bonus;

(iii)                               not related to a Change of Control, a material reduction in the Covered Executive’s retirement or supplemental retirement plan benefits;

(iv)                              an involuntary relocation of the Executive’s primary workplace by fifty (50) miles or more; or

(v)                                 a failure of a successor entity to assume the obligations under the ESP.

In the case of (ii) and (iii) above, not related to a Change of Control, such reduction will not constitute good reason if it results from a general across-the-board reduction for executives at a similar job level within the Employer. Once a Change of Control has occurred during the two (2) year period following such Change of Control, no adverse modifications may be made to the Covered Executive’s Base Salary, Target Bonus or any other benefits provided to the Covered Executive by the Employer and any such modification to such Base Salary, Target Bonus or benefits will constitute Good Reason for purposes of the ESP.

If the Covered Executive believes that an event constituting Good Reason has occurred, the Covered Executive must notify the Plan Administrator of that belief, which notice will set forth the basis for that belief. The Plan Administrator will have ten (10) business days after receipt of such notice in which to either rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Plan Administrator does not take any of such actions within such ten (10)-day period, the Covered Executive may terminate his employment with the Employer for Good Reason immediately at the end of the ten (10)-day period by giving written notice to the Employer, which termination will be a Qualifying Termination effective on the date the event constituting Good Reason occurred. If the Plan Administrator determines that Good Reason does or does not exist, then the Plan Administrator will provide written notice of such determination to the Covered Executive within five (5) business days after the Plan Administrator determination. If the Plan Administrator determines that Good Reason does not exist, then (A) the Covered Executive will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Covered Executive may file a claim pursuant to Article IV within thirty (30) days after the Covered Executive’s receipt or written notice of the Plan Administrator’s determination.

(x)                                   “Key Employee” means any employee or former employee of the Employer (including any deceased employee) who at any time during the Plan Year was:

(i)                                     an officer of the Company or an Affiliate having compensation within the meaning of section 415(c) of the Code of greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002) (such limit is $140,000 for 2006);

(ii)                                  a Five Percent Owner; or

(iii)                               a One Percent Owner having compensation within the meaning of section 415(c) of the Code of more than one hundred fifty thousand dollars ($150,000).

The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).

The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an employee or former employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.1(w)(i), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.1(w)(i), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which employees or former Employees are officers will be determined based on who had the largest annual compensation from the Company and Affiliates for the Plan Year.

(y)                                 “One Percent Owner” means any person who would be described as a Five Percent Owner if “one percent (1%)” were substituted for “five percent (5%)” each place where it appears therein.

(z)                                   “PAC” means the individual or committee appointed by the Compensation Committee to administer the ESP. If the Compensation Committee does not appoint a PAC, the Compensation Committee will serve as the PAC.

(aa)                            “Plan Administrator” means the individual or committee appointed by the PAC to handle the day-to-day administration of the ESP. If the PAC does not appoint an individual or committee to serve as the Plan Administrator, the PAC will be the Plan Administrator.

(bb)                          “Plan Year” means the fiscal year of the ESP, which will commence on January 1 each year and end on December 31 of such year.

(cc)                            “Potential Change of Control” means the earliest to occur of:

(i)                                     the Company enters into an agreement the consummation of which, or the approval by the stockholders of which, would constitute a Change of Control,

(ii)                                  proxies for the election of members of the Board are solicited by any person other than the Company;

(iii)                               any person publicly announces an intention to take or to consider taking actions which, if consummated would constitute a Change of Control, or

(iv)                              any other event occurs which is deemed to be a potential change of control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

(dd)                          “Protection Period” means the period beginning on the date that is six (6) months prior to the occurrence of a Change of Control and ending twenty-four (24) months following the occurrence of a Change of Control.

(ee)                            “SERP” means the Tenet Healthcare Corporation Supplemental Executive Retirement Plan or any other supplemental executive retirement plan maintained by the Employer in which Covered Executives participate.

(ff)                                “Severance Pay” means, except as provided otherwise in the Covered Executive’s ESP Agreement, the sum of the Covered Executive’s Base Salary and Target Bonus as of the date of a Qualifying Termination.

(gg)                          “Severance Period” means, except as provided otherwise in the Covered Executive’s ESP Agreement:

(i)                                     the period specified in Section 3.1(a) with respect to Severance Pay payable on account of a Qualifying Termination not related to a Change of control, and

(ii)                                  the period specified in Section 3.2(a) on account of a Qualifying Termination in connection with a Change of Control.

(hh)                          “SIP” means the Third Amended and Restated Tenet Healthcare Corporation 2001 Stock Incentive Plan.

(ii)                                  “Target Bonus” means the target bonus percent applicable to the Covered Executive under the AIP multiplied by his Base Salary at the time of a Qualifying Termination. For example, if the Covered Executive earns one hundred and fifty thousand dollars ($150,000) and has a Target Bonus of fifty percent (50%), his Target Bonus equals seventy five thousand dollars ($75,000).

(jj)                                  “Qualifying Termination” means:

(i)                                     the involuntary termination of a Covered Executive’s employment by the Employer without Cause, or

(ii)                                  the Covered Executive’s resignation from the employment of the Employer for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of an Affiliate with respect to a Covered Executive employed by such Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position as provided in Section 6.4.

(kk)                            “TESPP” means the ESP as in effect immediately prior to the Effective Date

2.2                               Construction. If any provision of the ESP is determined to be for any reason invalid or unenforceable, the remaining provisions of the ESP will continue in full force and effect. All of the provisions of the ESP will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. When  delivery to the PAC, Plan Administrator or the Covered Executive is required under this ESP, such delivery requirement will be satisfied by delivery to a person or persons designated by the PAC, Plan Administrator or the Covered Executive, as applicable. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the ESP. The pronouns “he,” “him” and “his” used in the ESP will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

2.3                               409A Compliance. The ESP is intended to comply with the requirements of section 409A of the Code. The provisions of the ESP will be construed and administered in a manner that enables the ESP to comply with the provisions of section 409A of the Code.

End of Article II

ARTICLE III
SEVERANCE BENEFITS

3.1                               Severance Benefits not related to a Change of Control. Except as provided otherwise in a Covered Executive’s ESP Agreement, a Covered Executive who incurs a Qualifying Termination not related to a Change of Control will, subject to the limitations contained in the ESP, receive the following severance benefits.

(a)                                  Severance Period. The Covered Executive will be entitled to the payment of Severance Pay over the Severance Period set forth below:

COVERED EXECUTIVE	SEVERANCE PERIOD
CEO	Three (3) years
COO, CFO and GC	Two and one-half (2.5) years
SVPs and EVPs	One and one-half (1.5) years
VPs and Hospital CEOs	One (1) year

Such Severance Pay will be paid on a bi-weekly basis commencing as of the date of the Qualifying Termination pursuant to the Employer’s ordinary payroll schedule for the duration of the Severance Period, subject to the six (6) month delay applicable to Key Employees described in Section 3.3. All distributions from the ESP will be taxable as ordinary income when received and subject to appropriate withholding of income taxes and reported on Form W-2. Except as otherwise provided herein, a Covered Executive who incurs a Qualifying Termination will have formally terminated his employment relationship with the Employer as of the date of such Qualifying Termination and will not be deemed to be an Employee at any time during the Severance Period or thereafter.

(b)                                  Other Accrued Obligations. The Covered Executive will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination. Such accrued obligations will be included and paid as part of the Covered Executive’s final paycheck from the Employer.

(c)                                  Bonus. The Covered Executive will be entitled to payment of the Bonus earned in accordance with the terms of the AIP as acted on by the Compensation Committee during the calendar year of the Qualifying Termination. Such Bonus will be pro rated as a fraction of twelve (12) for full months worked by the Covered Executive for the Employer or an Affiliate during such calendar year and will be paid to the Covered Executive, at the time and in the same manner specified in the AIP.

(d)                                  Continued Welfare Benefits. During the Severance Period, the Covered Executive and his dependents will be entitled to continue to participate in any medical, dental, vision, life and long-term care benefit programs maintained by the Employer in which such persons were participating immediately prior to the date of the Qualifying Termination; provided, that, the continued participation of such persons is possible under the general terms and provisions of such benefit programs. If such continued participation is barred, then the Employer will arrange to provide such persons with substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred. In either case, however, the Covered Executive will be required to continue to pay, on a pre-tax or after-tax basis, as applicable, his portion of the cost of such coverages as in effect at the time of the Qualifying Termination, and the Employer will continue to pay its portion of such costs, as in effect at the time of the Qualifying Termination. Any coverage provided pursuant to this Section 3.1(d) will be limited and reduced to the extent equivalent coverage is otherwise provided by (or available from or under) any other employer of the Covered Executive. The Covered Executive must advise the Plan Administrator of the attainment of any such subsequent employer benefit coverages within thirty (30) days following such attainment.

The pre-tax or after-tax payroll deductions for the continued medical, dental, vision life and long-term care benefits described above will be taken from the Covered Executive’s Severance Pay pursuant to the Employer’s normal payroll practices;  provided, however, that effective as of January 1, 2005, if the commencement of the Covered Executive’s Severance Pay is delayed for six (6) months as described in Section 3.3, the Covered Executive will not be required to pay the cost of the continued benefits during such period and instead the Employer will include the cost of such coverage in the Covered Executive’s income and report it as wages on Form W-2. Any continued medical, dental or vision benefits provided to the Covered Executive and his dependents pursuant to this
Section 3.1(d) is in addition to any rights the Covered Executive and such dependents may have to continue such coverages under COBRA. The provisions of this Section 3.1(d) will not prohibit the Company from changing the terms of such medical, dental, life vision or long-term care benefit programs provided that any such changes apply to all executives of the Company and its Affiliates (e.g., the Company may switch insurance carriers or preferred provider organizations).

(e)                                  Outplacement Services. During the Severance Period, the Covered Executive will be entitled to receive outplacement services in an amount equal to the lesser of ten percent (10%) of his Base Salary or twenty five thousand dollars ($25,000). Effective as of January 1, 2005, in order to comply with section 409A of the Code, the expenses for such outplacement services and the ESP’s reimbursement of such expenses pursuant to this
Section 3.1(e) must be made by the last day of the second calendar year in which the Covered Executive incurs a Qualifying Termination.

(f)                                    Car Allowance. During the Severance Period, the Covered Executive will receive a car allowance in the same amount as was provided the Executive at the time of the Qualifying Termination. Such car allowance will be paid as part of the Covered Executive’s Severance Pay, subject to the six (6) month rule in Section 3.3 applicable to Key Employees.

(g)                                 Payment of Legal Expenses. The Covered Executive will be entitled to reimbursement of any legal expenses reasonably incurred by him in order to obtain the benefits provided pursuant to the ESP. Effective as of January 1, 2005 in order to comply with section 409A of the Code, the reimbursement of such legal fees pursuant to this Section 3.1(g) must be made by the last day of the second calendar year in which the Covered Executive incurs a Qualifying Termination.

(h)                                 Equity Compensation Adjustments. Except as provided otherwise in the Covered Executive’s ESP Agreement, upon a Qualifying Termination, any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or an Equity Plan prior to such termination that are outstanding and vested as of the date of the Qualifying Termination will be exercisable or settled pursuant to the terms of the SIP or the Equity Plan, as applicable. All unvested equity-based compensation awards held by the Covered Executive as of the date of the Qualifying Termination will expire and be of no effect. No Covered Executive will be entitled to any new-equity based compensation awards following the date of his Qualifying Termination or during the Severance Period.

(i)                                    SERP. Except as provided otherwise in the Covered Executive’s ESP Agreement, a Covered Executive who is also a participant in the SERP will be entitled to age and service credit for the duration of the Severance Period under the SERP. Benefits under the SERP will be payable to the Covered Executive pursuant to the terms of the SERP; provided, however, that if the Covered Executive is entitled to commence SERP benefits during the Severance Period pursuant to the terms of the SERP; the amount of Severance Pay payable to Executive pursuant to the ESP will be offset (i.e., reduced) by the amount of the SERP benefits payable during the Severance Period. For purposes of determining the amount of the Covered Executive’s SERP benefits, any actuarial reduction that would otherwise apply under the SERP due to the commencement of SERP benefits during the Severance Period will be disregarded (i.e., the SERP benefits will only be actuarially reduced for early commencement beginning with the last day of the Severance Period). Further, at the end of the Severance Period, the Covered Executive’s SERP benefits will be recalculated to take into account the additional age and service credit provided under the ESP during the Severance Period. A Covered Executive’s Severance Pay will not be considered in calculating the Covered Executive’s “Final Average Earnings” under the SERP.

(j)                                    DCP. The Covered Executive will incur a termination of employment for purposes of the DCP at the time of a Qualifying Termination and accordingly will not be entitled to defer any portion of his Severance Pay to the DCP during the Severance Period. The Covered Executive’s DCP benefits will be paid to him pursuant to the terms of the DCP and the Covered Executive’s distribution election under the DCP in a manner that complies with section 409A of the Code.

(k)                                401(k). The Covered Executive will incur a severance from employment for purposes of the 401(k) Plan on the date of the Qualifying Termination and accordingly will not be entitled to defer any portion of his Severance Pay to the 401(k) Plan during the Severance Period. The Covered Executive’s 401(k) Plan benefits will be payable to him under the 401(k) Plan pursuant to the terms of the 401(k) Plan.

3.2                               Severance Benefits on and after a Change of Control. Except as provided otherwise in a Covered Executive’s ESP Agreement, a Covered Executive who incurs a Qualifying

Termination during the Protection Period with respect to a Change of Control will, subject to the limitations contained in the ESP, receive the severance benefits described in Section 3.1, plus the additional severance benefits provided in this Section 3.2. Such severance benefits will be paid in the time and manner and subject to the same conditions specified in Section 3.1, except that such benefits will be paid for the Severance Period specified in Section 3.2(a) instead of the Severance Period provided for in Section 3.1(a). Further, within five (5) business days following the occurrence of such Change of Control, the Company must contribute to a rabbi trust an amount sufficient to fully fund the severance benefits accrued as of the date of the Change of Control pursuant to this Section 3.2. Such funding obligation will continue for each calendar quarter during the twenty-four (24) month period following such Change of Control, with such funding to be made within five (5) business days following the end of each such calendar quarter. Finally, in the event that the final regulations issued under section 409A of the Code permit a lump sum payment of Severance Pay on account of a Qualifying Termination with respect to a change of control within the meaning of section 409A of the Code, then in the event of a Change of Control described in
Section 2.1(g)(i), Section 2.1(g)(ii) or Section 2.1(g)(iii), such Severance Pay, in the amount determined pursuant to Section 3.2(a), will be paid to the Covered Executive in a lump sum cash payment, subject to the six (6) month delay set forth in Section 3.3.

(a)                                  Severance Period. The Severance Period following a Qualifying Termination that occurs during the Protection Period will be as follows:

COVERED EXECUTIVE	SEVERANCE PERIOD
CEO	Three (3) years
COO, CFO and GC	Three (3) years
SVPs and EVPs	Two (2) years
VPs and Hospital CEOs	One and one-half (1.5) years

(b)                                  Equity Compensation Adjustments. Except as provided otherwise in the Covered Executive’s ESP Agreement, in the event of a Change of Control, if the successor to the Company does not assume the SIP or the applicable Equity Plan or grant comparable awards in substitution of the outstanding awards under the SIP or applicable Equity Plan as of the date of the Change of Control, then any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or Equity Plan and outstanding as of the date of the Change of Control will become immediately fully vested and/or exercisable and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements. Conversely, except as provided otherwise in the Covered Executive’s ESP Agreement, if the successor to the Company assumes the SIP or the applicable Equity Plan or substitutes the awards under the SIP or applicable Equity Plan with comparable awards; then any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or Equity Plan prior to such termination and outstanding as of the date of the Change of Control or any substituted awards given with respect to such outstanding awards will continue to be maintained pursuant to their terms; provided, however, that upon a Covered Executive’s Qualifying Termination in connection with such Change of Control, any such equity compensation awards outstanding as of the date of the Qualifying Termination will become immediately fully vested and/or exercisable and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements. No Covered Executive will be entitled to any new-equity based compensation awards following the date of his Qualifying Termination or during the Severance Period.

(c)                                  280G Gross Up. In the event that payments to a Covered Executive pursuant to the ESP (when considered with all other payments made to the Covered Executive as a result of the termination of the Executive’s employment with the Employer that are subject to section 280G of the Code) (the amount of all such payments, collectively, the “Parachute Payment”) results in the Covered Executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code (“280G Excise Tax”) and reduces on an after-tax basis the value of benefits payable to the Covered Executive under the ESP by more than ten percent (10%), the Covered Executive will be entitled to an additional payment equal to the amount of any 280G Excise Tax payable by the Covered Executive pursuant to section 4999 of the Code as a result of such payments plus all federal, state and local taxes applicable to the Employer’s payment of such 280G Excise Tax, including any additional taxes due under section 4999 of the Code with respect to payments made pursuant to this provision. Calculations for these purposes will assume the highest marginal rate applicable at the time of calculation. The intent of this Section 3.2(c) is to provide that the Employer will pay the Covered Executive an additional amount (the “280G Gross-Up Payment”) such that the net amount retained by the Covered Executive after deduction (i) of any 280G Excise Tax imposed on the Parachute Payment, and (ii) of any 280G Excise Tax, federal, state or local income, payroll, and/or other taxes imposed on the Gross-Up Payment will equal the Parachute Payment.

If the Covered Executive determines that the Covered Executive is liable for a 280G Excise Tax with respect to amounts received under the ESP or otherwise in connection with a Change of Control, the Covered Executive must promptly so notify the Plan Administrator in writing. Upon receipt of such notice from the Covered Executive, the Plan Administrator must, within twenty (20) days thereafter, either:

(A)                              notify the Covered Executive, in writing, that the Plan Administrator agrees with the Covered Executive’s determination of 280G Excise Tax liability, in which case the Employer will become obligated to immediately pay to the Covered Executive the 280G Gross-Up Payment, or
(B)                                submit to the Covered Executive an opinion, prepared by counsel of the Plan Administrator’s choice which counsel is reasonably satisfactory to the Covered Executive, that the Covered Executive is not liable for the 280G Excise Tax (the “Tax Opinion”).

If notwithstanding such Tax Opinion, the IRS assesses the 280G Excise Tax against the Covered Executive, the Covered Executive may choose to either:

(1)                                  not contest the assessment, in which case the Employer will be relieved of its obligation to make the 280G Gross-Up Payment specified in this Section 3.2(c), or

(2)                                  contest the assessment, with counsel of the Covered Executive’s choice that is reasonably satisfactory to the Employer.

Regardless of whether the Covered Executive elects option (1) or (2) above, for the seven (7) year period following the date of the Qualifying Termination, he will be entitled to a monthly payments equal to the lesser of a) the reasonable legal fees and expenses incurred by the Covered Executive in contesting the IRS assessment of the 280G Excise Tax or b) twenty thousand dollars ($20,000). Such monthly payments will be subject to the six (6) month delay applicable to Key Employees under Section 3.3.

If the Excise Tax is contested, with counsel reasonably satisfactory to the Employer, then the Employer will pay to the Covered Executive the 280G Gross-Up Payment (including any interest or penalties attributable thereto) upon the earlier of ten (10) days after 1) the entry of a final judgment, decree, or other order by a court of competent jurisdiction that the Covered Executive is liable for the 280G Excise Tax, or 2) a mutual determination of the Covered Executive and the Employer not to proceed further with the contest. If the Covered Executive is a Key Employee, payment of the 280G Excise Tax will be subject to a six (6) month delay as provided in Section 3.3.

3.3                               Termination Distributions to Key Employees. Distributions under the ESP that are payable to a Covered Executive who is a Key Employee on and after January 1, 2005, on account of a Qualifying Termination will be delayed for a period of six (6) months following such Covered Executive’s Qualifying Termination. Upon the expiration of such six (6) month period, amounts that would have been paid to the Covered Executive during such six (6) month period, will be paid to him in the form of a lump sum payment and the remaining amounts payable to the Covered Executive under the ESP will be paid with respect to the remainder of the Severance Period pursuant to the terms of this Article III (i.e., in the case of Severance Pay pursuant to Section 3.1(a), such Severance Pay will be paid on a bi-weekly basis for the remainder of the Severance Period). This six (6) month restriction will not apply, or will cease to apply, with respect to distributions by reason of the death of the Covered Executive pursuant to Section 3.4.

3.4                               Distributions on Account of Death of the Covered Executive During the Severance Period. Except as provided otherwise in the Covered Executive’s ESP Agreement, if a Covered Executive dies during the Severance Period specified in
Section 3.1(a) or Section 3.2(a), the following benefits will be payable:

(a)                                  Severance Pay. Any remaining Severance Pay payable to the Covered Executive as of the date of his death will continue to be paid to the Covered Executive’s estate pursuant to Section 3.1(a) or 3.2(a), as applicable.

(b)                                  Other Accrued Obligations. Any unpaid Base Salary, time off and any other accrued and unpaid obligations that remain outstanding as of the date of the Covered Executive’s death will be paid to the Covered Executive’s estate pursuant to Section 3.1(b).

(c)                                  Bonus. Any unpaid Bonus described under Section 3.1(c) that remains outstanding as of the date of the Covered Executive’s death will be paid to his estate pursuant to Section 3.1(c).

(d)                                  Continued Welfare Benefits. The Covered Executive’s dependents will be entitled to continue to participate in any medical, dental, vision, life and long-term care benefit programs maintained by the Employer in which such persons were participating immediately prior to the date of the Covered Executive’s death for the remainder of the Severance Period, subject to the provisions of Section 3.1(d). At the end of the Severance Period such dependents will be eligible to elect to continue their medical, dental or vision coverage pursuant to COBRA.

(e)                                  Outplacement Services. Any outplacement service benefits payable to the Covered Executive pursuant to Section 3.1(e) will cease as of the date of the Covered Executive’s death; provided, that any eligible outplacement expenses incurred prior to the Covered Executive’s death will be reimbursable to the Covered Executive’s estate pursuant to Section 3.1(e).

(f)                                    Car Allowance. The car allowance payable to the Covered Executive pursuant to Section 3.1(f) will cease as of the date of the Covered Executive’s death; provided, that the amount of such car allowance payable for the period prior to the Covered Executive’s death will be paid to the Covered Executive’s estate pursuant to Section 3.1(f).

(g)                                 Payment of Legal Expenses or 280G Excise Tax Amount. The obligation to reimburse the Covered Executive for any legal fees or the 280G Excise Tax  pursuant to Section 3.2(c) will continue pursuant to the terms of the ESP following his death, except that such legal fees or excise tax reimbursement will be payable to the Covered Executive’s estate.

(h)                                 Equity Compensation Adjustments. Any outstanding equity-based compensation awards granted to the Covered Executive that are outstanding as of the date of his death will be exercisable or settled pursuant to the terms of the SIP or the Equity Plan, as applicable.

3.5                               Section 409A Gross-Up Payment. In the event that a Covered Executive (or his estate) becomes liable for the payment of any excise taxes pursuant to section 409A of the Code (“409A Excise Tax”) with respect to the benefits payable under the ESP, the Covered Executive (or his estate) will be entitled to an additional payment equal to the amount of any 409A Excise Tax payable by the Covered Executive (or his estate) pursuant to section 409A of the Code plus all federal, state and local taxes applicable to the Employer’s payment of such 409A Excise Tax, including any additional taxes due under section 409A of the Code with respect to payments made pursuant to this provision.

3.6                               Alternate Plan Terms. The Compensation Committee reserves the right to modify the terms of this ESP with respect to any Covered Executive (e.g., to provide different benefits than those set forth herein). Such modified terms will be set forth in the Covered Executive’s ESP Agreement or in such other form as may be determined by the Compensation Committee, in its sole and absolute discretion.

3.7                               Conditions to Payment of Severance Benefits. As a condition of obtaining benefits under the ESP, the Covered Executive will be required to execute a Severance Agreement and General Release. Such Severance Agreement and General Release will contain the restrictive covenants set forth below regarding non-competition, confidentiality, non-disparagement and non-solicitation as well as a general release of claims against the Company and its Affiliates.

(a)                                  Non-Competition. Payment of any and all severance benefits provided under the ESP will cease if, at any time during the Severance Period described in Section 3.1(a), the Covered Executive directly or indirectly, carries on or conducts, in competition with the Company and its Affiliates, any business of the nature in which the Company or its Affiliates are then engaged in any geographical area in which the Company or its Affiliates engage in business at the time of the Covered Executive’s Qualifying Termination or in which any of them, prior to such Qualifying Termination, evidenced in writing, at any time during the six (6) month period prior to such termination, an intention to engage in such business. This prohibition extends to the Covered Executive’s conducting or engaging in any such business either as an individual on his own account or as a partner or joint venturer or as an executive, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own ten percent (10%) or more of any class of stock. The provisions of this Section 3.7(a) will not apply during the Severance Period described in Section 3.2(a).

(b)                                  Confidential Information. Payment of any and all severance benefits will cease if, at any time during the Severance Period described in either Section 3.1(a) of 3.2(a), the Covered Executive directly or indirectly reveals, divulges or makes known to any person or entity, or uses for the Covered Executive’s personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its Affiliates), any information acquired during the Covered Executive’s employment with the Company or its Affiliates with regard to the financial, business or other affairs of the Company or any of its Affiliates (including without limitation any list or record of persons or entities with which the Company or any of its Affiliates has any dealings), other than:

(i)                                     information already in the public domain,

(ii)                                  information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its Affiliates, or

(iii)                               information that the Covered Executive is required to disclose under the following circumstances:

(A)                              at the express direction of any authorized governmental entity;
(B)                                pursuant to a subpoena or other court process;
(C)                                as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or
(D)                               as otherwise necessary, in the opinion of counsel for the Covered Executive, to be disclosed by the Covered Executive in connection with any legal action or proceeding involving the Covered

Executive and the Company or any Affiliate in his capacity as an employee, officer, director, or stockholder of the Company or any Affiliate.

Executive will, at any time requested by the Company (either during his employment with the Company and its Affiliates or during the Severance Period), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its Affiliates which he may then possess or have under his control.

(c)                                  Agreement Not To Solicit Employees. Payment of any and all severance benefits will cease if, at any time during the Severance Period described in either Section 3.1(a) of 3.2(a), the Covered Executive directly or indirectly solicits or induces, or in any manner attempts to solicit or induce, any person employed by, or any agent of, the Company or any of its Affiliates to terminate such employee’s employment or agency, as the case may be, with the Company or any Affiliate.

(d)                                  Nondisparagement. Payment of any and all severance benefits will cease if, at any time during the Severance Period described in either Section 3.1(a) of 3.2(a), the Covered Executive disparages the Company or its Affiliates and their respective boards of directors or other governing body, executives, employees and products or services. The Company will not disparage the Covered Executive during the Covered Executive’s period of employment with the Company and its Affiliates or thereafter. For purposes of this Section 3.7(d), disparagement does not include:

(i)                                     compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt,

(ii)                                  statements in response to an inquiry from a court or regulatory body, or

(iii)                               statements or comments in rebuttal of media stories or alleged media stories.

The violation of this Section 3.7 by Covered Executive will entitle the Company to complete relief from such violation including, but not limited to, injunctive relief and damages as determined by an arbitrator, the cessation of severance benefits and a return of all severance benefits paid to the Covered Executive pursuant to the terms of the ESP. Such relief will apply regardless of whether such violation is discovered after the expiration of the Severance Period. The violation of
Section 3.7(d) by the Company will entitle the Covered Executive to complete relief from such violation including, but not limited to, injunctive relief and damages as determined by an arbitrator.

End of Article III

ARTICLE IV
ADMINISTRATION

4.1                               The PAC. The overall administration of the ESP will be the responsibility of the PAC.

4.2                               Powers of PAC. The PAC will have sole and absolute discretion regarding the exercise of its powers and duties under the ESP. In order to effectuate the purposes of the ESP, the PAC will have the following powers and duties:

(a)                                  To appoint the Plan Administrator;

(b)                                 To review and render decisions respecting a denial of a claim for benefits under the ESP;

(c)                                  To construe the ESP and to make equitable adjustments for any mistakes or errors made in the administration of the ESP; and

(d)                                 To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the ESP and any trust established to secure the assets of the ESP:

(i)                                     when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the trustee, a Covered Executive, or any of them, and

(ii)                                  whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the ESP for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the PAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESP.

4.3                               Appointment of Plan Administrator. The PAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the ESP on a daily basis. The PAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the PAC.

4.4                               Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the ESP. The Plan Administrator will have the following powers and duties:

(a)                                  To enter into, on behalf of the Employer, an ESP Agreement with an Employee who is deemed a Covered Executive pursuant to Section 2.1(l);

(b)                                 To direct the administration of the ESP in accordance with the provisions herein set forth;

(c)                                  To adopt rules of procedure and regulations necessary for the administration of the ESP, provided such rules are not in consistent with the terms of the ESP;

(d)                                 To determine all questions with regard to rights of Covered Executives and Beneficiaries under the ESP including, but not limited to, questions involving eligibility of an Employee to participate in the ESP and the amount of a Covered Executive’s benefits;

(e)                                  to make all final determinations and computations concerning the benefits to which the Covered Executive or his estate is entitled under the ESP;

(f)                                    To enforce the terms of the ESP and any rules and regulations adopted by the PAC;

(g)                                 To review and render decisions respecting a claim for a benefit under the ESP;

(h)                                 To furnish the Employer with information that the Employer may require for tax or other purposes;

(i)                                     To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(j)                                     To prescribe procedures to be followed by Covered Executives in obtaining benefits;

(k)                                  To receive from the Employer and from Covered Executives such information as is necessary for the proper administration of the ESP;

(l)                                     To create and maintain such records and forms as are required for the efficient administration of the ESP;

(m)                               To make all initial determinations and computations concerning the benefits to which any Covered Executive is entitled under the ESP;

(n)                                 To give the trustee of any trust established to serve as a source of funds under the ESP specific directions in writing with respect to:

(i)                                     making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)                                  making any other payments which the trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;

(o)                                 To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(p)                                 To comply (or transfer responsibility for compliance to the trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(q)                                 To construe the ESP, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the ESP.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the ESP.

4.5                               Indemnification of PAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the PAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the ESP other than losses resulting from the PAC’s, or any such person’s commission of fraud or willful misconduct.

4.6                               Claims for Benefits.

(a)                                  Initial Claim. In the event that a Covered Executive or his estate claims (a “claimant”) to be eligible for benefits, or claims any rights under the ESP or seeks to challenge the validity or terms of the Severance Agreement and General Release described in Section 3.5, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any claimant who feels unfairly treated as a result of the administration of the ESP, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the ESP, and any other pertinent documents generally available to Covered Executives that are specifically related to the claim.

A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of the ESP, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of the ESP) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the ESP’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below. All benefits provided in the ESP as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(b)                                  Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant may file with the PAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

(c)                                  Decision on Review. After receipt by the PAC of a written application for review of his claim, the PAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The PAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address.

A decision on review of the claim will be made by the PAC at its next meeting following receipt of the written request for review. If no meeting of the PAC is scheduled within forty-five (45) days of receipt of the written request for review, then the PAC will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the PAC will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the PAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the PAC will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant ESP provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the PAC will be final and conclusive.

4.7                               Arbitration. In the event the claims review procedure described in Section 4.6 of the ESP does not result in an outcome thought by the claimant to be in accordance with the ESP document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the PAC’s denial or deemed denial of his request for review and before bringing suit in court. The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the claimant and the PAC from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the ESP document in the context of the particular facts involved. The claimant, the PAC and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The claimant, PAC and the Employer agree that the venue for the arbitration will be in Dallas Texas. The costs of arbitration will be paid by the Employer; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts.

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. The Employer, PAC and claimant agree that the arbitrator will have the power of subpoena process as provided by law.  Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Employer and the claimant or will be resolved by the arbitrator.  All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Employer and the claimant and the arbitrator will adopt procedures to protect such rights.  With respect to any dispute, the Employer, PAC and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the ESP, or to change or add to any benefits provided by the ESP, or to waive or fail to apply any requirements of eligibility for a benefit under the ESP. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in the ESP. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the ESP.

4.8                               Receipt and Release of Necessary Information. In implementing the terms of the ESP, the PAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the PAC or Plan Administrator deems to be necessary for such purposes. Any Covered Executive or estate claiming benefits under the ESP will furnish to the PAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

4.9                               Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Covered Executive or his estate receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Covered Executive or his estate, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the ESP until the overpayment has been collected or may require repayment of benefits paid under the ESP without regard to further benefits to which the Covered Executive or his estate may be entitled.

End of Article IV

ARTICLE V

OTHER BENEFIT PLANS OF THE COMPANY

5.1                               Other Plans. Nothing contained in the ESP will prevent a Covered Executive prior to his death, or a Covered Executive’s spouse or other beneficiary after such Covered Executive’s death, from receiving, in addition to any payments provided for under the ESP, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him, his surviving spouse or beneficiary under any plan or policy of the Employer or otherwise. Nothing in the ESP will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees and/or members of the Board.

End of Article V

ARTICLE VI

AMENDMENT AND TERMINATION OF THE ESP

6.1                               Continuation. The Company intends to continue the ESP indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in the ESP.

6.2                               Amendment of ESP. The Company, through an action of the Compensation Committee, reserves the right in its sole and absolute discretion to amend the ESP in any respect at any time; provided, however, that except as required to comply with section 409A of the Code or other applicable law, no amendment to the ESP will be made that reduces or diminishes the rights of any Covered Executive to the benefits described herein for the five (5) year period following the Effective Date of this ESP. Following the expiration of the five (5) year period described in this Section 6.2, the Company may amend the ESP in its sole and absolute discretion, in any respect and at any time; provided, that no amendment may be made that reduces or diminishes the rights of any Covered Executive to the benefits described herein unless the affected Covered Executive receives at least one (1) year’s advance notice of such amendment. Further, such advance notice to the Covered Executive will not be effective to enable the amendment of the ESP in either of the following two scenarios (a) if a Potential Change of Control occurs during the one (1) year notice period, or (b) within twenty four (24) months following a Change of Control.

6.3                               Termination of ESP. Following the expiration of the five (5) year period described in Section 6.2, the Company, through an action of the Compensation Committee, may terminate or suspend the ESP in whole or in part at any time subject to the rules regarding the amendment of the ESP in Section 6.2 (i.e., that one (1) year’s advance notice is required and no such notice will be effective to enable the termination of the ESP if a Potential Change of Control occurs during the one (1) year notice period or within twenty four (24) months following a Change of Control). Notwithstanding any provision of the ESP to the contrary, upon the complete termination of the ESP pursuant to the provisions of this Section 6.3, the Compensation Committee, in its sole and absolute discretion, may direct that the Plan Administrator treat each Eligible Executive as having incurred a Qualifying Termination and to commence the distribution of the benefits described in Article III to each such Eligible Executive or his estate, as applicable, to the extent that the commencement of such distribution comports with the requirements of section 409A of the Code.

6.4                               Termination of Affiliate’s Participation. Subject to the five (5) year period described in Section 6.2, the Company may terminate an Affiliate’s participation in the ESP at any time by an action of the Compensation Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Plan Administrator can administratively implement such termination. If an Affiliate is disposed of by the Company pursuant to a stock or asset sale and a Covered Executive employed by such Affiliate is offered a comparable position with the purchaser of such stock or assets and refuses such position, the Covered Executive will not have incurred a Qualifying Termination for purposes of the ESP. Similarly, if an Affiliate is disposed of by the Company pursuant to a stock or asset sale and a Covered Executive employed by such Affiliate is offered a comparable position with the purchaser of such stock or assets and accepts such position, the Covered Executive will not have incurred a Qualifying Termination for purposes of the ESP.

End of Article VI

ARTICLE VII

MISCELLANEOUS

7.1                               No Reduction of Employer Rights. Nothing contained in the ESP will be construed as a contract of employment between the Employer and a Covered Executive, or as a right of any Covered Executive to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Covered Executives, with or without cause.

7.2                               Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, exchange, lease, merger, consolidation, or otherwise) to all or substantially all of the property and assets of the Company and its Affiliates taken as a whole, to expressly assume the ESP and to agree to perform under this ESP in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place. This Section 7.2 will not require any successor or assign of an Affiliate (whether direct or indirect, by purchase, exchange, lease, merger, consolidation or otherwise) to all or substantially all of the property and assets of such Affiliate to continue the ESP.

7.3                               Provisions Binding. All of the provisions of the ESP will be binding upon the Company and its Affiliates and any successor to the Company or any such Affiliate. Likewise, the provisions of the ESP will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article VII

IN WITNESS WHEREOF, this amended and restated ESP has been executed on this 20th day of June 2006, effective as of May 11, 2006, except as specifically provided otherwise herein.

TENET HEALTHCARE CORPORATION

By:	/s/ A.P. King IV
A.P. King IV
Director, Executive Compensation

APPENDIX A(1)

COVERED EXECUTIVES

Section 2.1(l) of the Tenet Executive Severance Plan (the “ESP”) provides the Compensation Committee with the authority to designate additional Employees of Tenet Healthcare Corporation or its participating affiliates (collectively the “Employer”) as eligible to participate in the ESP at any time and states that any such designation will be set forth in this Appendix A.  The following additional Employees of the Employer are eligible to participate in the ESP, as of the date specified below:

(1)   This Appendix A may be updated from time to time without the need for a formal amendment to the ESP.

A-1

APPENDIX B

ESP AGREEMENTS

Section 2.1(s) of the Tenet Executive Severance Plan (the “ESP”) provides that each Covered Executive will enter into an ESP Agreement which sets forth the terms and conditions of his benefits under the ESP and a form copy of such agreement will be attached to the ESP as Appendix B.

B-1

TENET EXECUTIVE SEVERANCE PLAN AGREEMENT

THIS EXECUTIVE SEVERANCE PLAN AGREEMENT is made as of          , 200   by and between the Plan Administrator of the Tenet Executive Severance Plan (the “ESP”) on behalf of                                                                           (the “Employer”), and                                                                     (the “Covered Executive”). Capitalized terms used in this Agreement that are not defined herein will have the meaning set forth in the ESP.

1.                                       This Agreement and the ESP amends, restates, and replaces any prior TESPP Agreement, change of control agreement or the severance provisions of the Covered Executive’s CEO Employment Agreement, if any, and serves as an amendment of such agreement to comply with the provisions of section 409A of the Code, effective as of January 1, 2005, or if later, the effective date of such agreement. By execution of this Agreement, the Covered Executive acknowledges and agrees to such amendment, restatement and replacement of his prior agreement or the severance provisions thereof, as applicable.

2.                                       As a condition of obtaining benefits under the ESP the Covered Executive agrees to comply with the restrictive covenants set forth in Section 3.7 of the ESP.

3.                                       Any dispute or claim for benefits under the ESP must be resolved through the claims procedure set forth in Article IV of the ESP which procedure culminates in binding arbitration.  By accepting the benefits provided under the ESP, the Covered Executive hereby agrees to binding arbitration as the final means of dispute resolution with respect to the ESP.

4.                                       The ESP is hereby incorporated into and made a part of this Agreement as though set forth in full herein.  The parties will be bound by and have the benefit of each and every provision of the ESP, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on                       , 200    .

COVERED EXECUTIVE	EMPLOYER

By:
Title:	Plan Administrator

B-2